Exhibit 10.31

AMENDMENT TO THE

STEMLINE THERAPEUTICS, INC.

2012 EQUITY INCENTIVE PLAN

This Amendment to the Stemline Therapeutics, Inc. 2012 Equity Incentive Plan (the “Plan”), is hereby adopted this 13th day of March, 2015, by the Board of Directors (the “Board”) of Stemline Therapeutics, Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 11(d) of the Plan, the Board has the authority to amend the Plan; and

WHEREAS, the Board has approved and authorized this Amendment to the Plan and has determined that this Amendment does not require approval of the stockholders of the Company and does not adversely affect the rights of participants under the Plan;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, effective as of the date hereof, in the following particulars:

1.

Section 9 of the Plan is hereby amended by adding the following as a new subsection 9(c):

“(c)                            Change in Control.

(1)         Definition.  A “Change in Control” shall mean and include the occurrence of any one of the following events but shall specifically exclude a public offering of any class or series of the Company’s equity securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended:

(i)                                     during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii)                                  any person becomes a “Beneficial Owner” (using the meaning given such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended), directly or indirectly, of either (A) 51% or more of the then-outstanding shares of Stock (“Company Common Stock”) or (B) securities of the Company representing 51% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company (a “Subsidiary”), (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Event (as defined in subsection (iii) below); or

(iii)                               the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Transaction”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Transaction, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Transaction, Sale or Acquisition beneficially own, directly or indirectly, more than 51% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Transaction, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Transaction, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any Subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 51% or more of the total common stock or 51% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Transaction, Sale or Acquisition (any Transaction, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Event”).

(2)         Consequences of a Change in Control.  The provisions of this Subsection 9(c) shall apply in the case of a Change in Control, unless otherwise provided in the Award agreement or any special Plan document or separate agreement with a Participant governing an Award.

(i)                                     Awards Assumed or Substituted by Surviving Entity.  With respect to Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with a Change in Control: if within two years after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then (i) all time-based vesting requirements on his or her outstanding Awards shall be deemed to have been satisfied and vested in full, and (ii) unless otherwise provided in the Award agreement, all performance-based vesting requirements on his or her outstanding Awards shall be deemed to have been satisfied at the “target” level and vested pro rata based upon the length of time within the performance period that has elapsed prior to the date of termination of employment.  Any Awards other than Options or SARs shall pay out within sixty (60) days following the Change in Control (unless a later date is required by Section 11(f) hereof), and any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award agreement.  To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

(ii)                                  Awards not Assumed or Substituted by Surviving Entity.  Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) all time-based vesting requirements on his or her outstanding Awards shall be deemed to have been satisfied and vested in full, and (ii) unless otherwise provided in the Award agreement, all performance-based vesting requirements on his or her outstanding Awards shall be deemed to have been satisfied at the “target” level and vested pro rata based upon the length of time within the performance period that has elapsed prior to the Change in Control.  Any Awards other than Options or SARs shall pay out within sixty (60) days following the Change in Control (unless a later date is required by Section 11(f) hereof), and any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award agreement. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

(3)         Cause. If a Participant is party to an employment, consulting or severance agreement with the Company that contains a definition of “cause” for termination of employment or other relationship, “Cause” shall have the meaning ascribed to such term in such agreement. Otherwise, “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant’s employment or other relationship shall be considered to have been terminated for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that termination for Cause was warranted.

(4)         Good Reason.  “Good Reason” as a reason for a Participant’s termination of employment or service after a Change in Control shall have the meaning assigned such term in the written employment, severance or similar agreement, if any, between such Participant and the Company; provided, however, that if there is no such written employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award agreement, “Good Reason” shall mean, without the Participant’s prior written consent, (A) a material diminution in a Participant’s title or duties, or the assignment to a Participant of duties materially inconsistent with his or her authority, responsibilities and reporting requirements, as compared to those in effect immediately prior to the Change in Control, or (B) a material breach by the Company or the Surviving Entity of its obligations to a Participant under any written employment, severance or similar agreement, or (C) the relocation of the Participant’s primary work location to a location more than 50 miles from the Participant’s primary work location immediately prior to the Change in Control.   A Participant may not resign for Good Reason without providing the employer written notice of the grounds that the Participant believes constitute Good Reason and giving the employer at least 30 days after such notice to cure and remedy the claimed event of Good Reason.

2.

Except as specifically set forth herein, the terms of the Plan shall be and remain unchanged, and the Plan as amended shall remain in full force and effect.

The foregoing is hereby acknowledged as being the Amendment to the Stemline Therapeutics, Inc.  2012 Equity Incentive Plan as adopted by the Board on March 13, 2015.

STEMLINE THERAPEUTICS, INC.

By:	/s/ Kenneth Hoberman

Its:	Chief Operating Officer